Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Milestone Scientific Inc. on Form S-3 of our report dated March 30, 2023, with respect to our audit of the consolidated financial statements of Milestone Scientific Inc. as of and for the year ended December 31, 2022 appearing in the Annual Report on Form 10-K of Milestone Scientific Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

East Hanover, New Jersey

October 19, 2023